UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8–K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 13, 2002

LIQUID AUDIO, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-25977	77-0421089

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

800 Chesapeake Drive,
Redwood City, California 94063

(Address of principal executive offices) (Zip Code)

(650) 549-2000

(Registrant’s telephone number, including area code)

Item 5.    Other Events.

On June 13, 2002, Liquid Audio, Inc. and Alliance Entertainment Corp. announced that they have signed a definitive merger agreement. Under the terms of the agreement, the stockholders of Alliance would receive approximately 46.2 million newly issued shares of Liquid Audio common stock, and Liquid Audio would assume all outstanding stock options and warrants to purchase shares of Alliance Entertainment. The current stockholders of Alliance will own approximately 67% of the new company’s outstanding shares and 33% will be held by Liquid Audio stockholders. The proposed stock-for-stock transaction would be accounted for as a purchase and is intended to qualify as tax-free to the stockholders of Liquid Audio and Alliance Entertainment.

The merger is subject to the approval of Liquid Audio’s stockholders and the appropriate regulatory agencies as well as other customary closing conditions. In connection with the merger agreement, Liquid Audio’s board of directors approved an amendment to its Stockholder Rights Agreement to make the provisions of the Stockholder Rights Agreement inapplicable to the transactions contemplated by the merger agreement. AEC Associates LLC, a limited liability company controlled by The Yucaipa Companies, is Alliance’s controlling stockholder and has entered into a voting agreement to vote in favor of the merger. The transaction is expected to close in the Fall of 2002.

Due to this announcement, Liquid Audio is postponing its annual stockholder meeting scheduled for July 1, 2002. Immediately upon receipt of regulatory approvals, including SEC approvals, Liquid Audio will convene a special meeting of its stockholders to vote on the merger. Time, location and other details regarding this meeting will be communicated to stockholders at a later date.

At the closing of the merger, the board of Liquid Audio will be increased to nine positions, six of which will be designated by the Alliance shareholders and three of which will be designated by the existing Liquid Audio board of directors. Eric Weisman, the current President and Chief Executive Officer of Alliance, will become President and Chief Executive Officer of the new company and Gerald W. Kearby, the current President and Chief Executive Officer of Liquid Audio, will remain Chief Executive Officer of the Liquid Audio division and lead the company’s digital businesses.

A copy of the Agreement and Plan of Merger, dated as of June 12, 2002, by and among Liquid Audio, Inc., April Acquisition Corp., and Alliance Entertainment Corp. is attached hereto as Exhibit 2.1, the form of Voting and Conversion Agreement dated as of June 12, 2002, between Liquid Audio, Inc. and AEC Associates LLC is attached hereto as Exhibit 2.2, and the press release dated June 13, 2002, is attached hereto as Exhibit 99.1. Such Exhibits are incorporated by reference into this Item 5 and the foregoing description is qualified in its entirety by reference to such Exhibits.

Item 7.    Financial Statements and Exhibits.

(a)  Financial statements of business acquired.

Not Applicable.

(b)  Pro forma financial information.

Not Applicable.

(c)  Exhibits.

Exhibit	Description

2.1
Agreement and Plan of Merger, dated as of June 12, 2002, by and among Liquid Audio, Inc., a Delaware corporation, April Acquisition Corp., a Delaware corporation, and Alliance Entertainment Corp., a Delaware corporation.

2.2	Form of Voting and Conversion Agreement dated as of June 12, 2002, between Liquid Audio, Inc. and AEC Associates LLC

99.1	Press release dated June 13, 2002, incorporated by reference to Form 425 filed by the Registrant on June 13, 2002

Pursuant to Item 601(b)(2) of Regulation S–K, the schedules to the above exhibits have been omitted. The Registrant agrees to supplementally furnish such schedules upon request of the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

By:	/S/ MICHAEL R. BOLCEREK
Michael R. Bolcerek, Senior Vice President and Chief Financial Officer

June 13, 2002

Index to Exhibits

Exhibit	Description

2.1
Agreement and Plan of Merger, dated as of June 12, 2002, by and among Liquid Audio, Inc., a Delaware corporation, April Acquisition Corp., a Delaware corporation, and Alliance Entertainment Corp., a Delaware corporation.

2.2	Form of Voting and Conversion Agreement dated as of June 12, 2002, between Liquid Audio, Inc. and AEC Associates LLC

99.1	Press release dated June 13, 2002, incorporated by reference to Form 425 filed by the Registrant on June 13, 2002

Pursuant to Item 601(b)(2) of Regulation S–K, the schedules to the above exhibits have been omitted. The Registrant agrees to supplementally furnish such schedules upon request of the Securities and Exchange Commission.